Exhibit 4.8

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK – Term A Loan (2)

Company:	ACHAOGEN, INC., a Delaware corporation
Number of Shares:	64,220 (Subject to Section 1.7)
Class of Stock:	Series C Preferred (Subject to Section 1.7)
Warrant Price:	$1.09 per share (Subject to Section 1.7)
Issue Date:	April 30, 2012
Expiration Date:	November 1, 2021, except as provided herein
Credit Facility:	This Warrant is issued in connection with the Loan and Security Agreement dated as of November 1, 2011 among Oxford Finance LLC (“Oxford”), as Lender and Collateral Agent, the Lenders from time to time party thereto, including Silicon Valley Bank (“Bank”), and the Company (as amended from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, including without limitation the mutual promises contained in the Loan Agreement OXFORD FINANCE LLC (“Oxford;” together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant (unless the same has been lost or destroyed, in which case an affidavit to that effect, including standard indemnities) together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value. If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a share of common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license other than in the ordinary course of business, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding capital stock of the Company where the holders of the Company’s voting securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity or, if applicable, its parent entity, after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration to be received by the holders of the same series or class as the Shares is cash (excluding any equity awards made to any such holders in connection with an employment relationship with the Company or its successor), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition of the Company by a publicly traded acquiror in which the consideration to be received by holders of the same class or series as the Shares for such Acquisition is publicly traded securities (or a combination of publicly traded securities and cash), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing, which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

D) Upon the closing of any Acquisition other than those particularly described in subsections (A), (B) and (C) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

1.7 Adjustment to Class of Shares; Warrant Price; Adjustments Cumulative.

1.7.1 Reserved.

1.7.2 Adjustment to Class of Shares; Warrant Price. In the event of an equity financing after the Issue Date the gross proceeds of which equal at least One Million Dollars ($1,000,000) (the “Next Round”), if the price per share (the “Next Round Price”) of Company’s preferred stock (the “Next Round Stock”) is less than the Warrant Price, Holder shall have the right, in Holder’s sole discretion, to elect to treat this Warrant as (and this Warrant shall be deemed automatically upon such election to be) exercisable for Shares of the Next Round Stock at the Next Round Price (with the number of such shares subject of this Warrant automatically adjusted to equal (i) the aggregate Number of Shares for which this Warrant is then exercisable (as adjusted hereunder, but before giving effect to this Section 1.7.2) multiplied by (ii) the quotient of (x) the Warrant Price divided by (y) the Next Round Price). The Shares for which this Warrant is exercisable upon such election, if at all, shall bear the same rights, preferences, and privileges of such Next Round Stock. Company shall provide Holder no less than ten (10) days’ written notice prior to any sale of Next Round Stock.

1.7.3 Adjustments Cumulative. Any adjustment to the Number of Shares and/or Warrant Price made as a result of this Article 1.7 shall be in addition to any adjustment(s) to be made in accordance with Article 2 hereof.

1.8 Voting Agreement. As to any Shares Holder receives upon any exercise or conversion of this Warrant, Holder agrees to be bound by the Third Amended and Restated Voting Agreement, dated as of April 6, 2010, by and among the Company and the persons and entities listed on Exhibits A and B thereto, as amended from time to time.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the same class or series as the Shares, payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the same class or series as the Shares, by reclassification or otherwise, into a greater number of shares, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the same class or series as the Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same class or series as the Shares granted to the Holder (without taking into account the particular circumstances of the Holder).

2.4 No Impairment. The Company shall not, by amendment of its Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, except and to the extent waived or consented to in writing by Holder, or as otherwise specifically permitted under the terms hereof, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. The foregoing notwithstanding, the Company shall not be deemed to have impaired Holder’s rights if it amends its Certificate of Incorporation with the requisite consent of the holders of the Company’s preferred stock or such holders waive their rights thereunder, and such amendments or waivers do not affect the Shares in a manner materially and adversely different from the effect that such amendments or waivers have generally on the rights, preferences, privileges or restrictions of the other shares of the same series of stock (without taking into account the particular circumstances of the Holder).

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, class or series, and/or number of shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, class or series, and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants and covenants to the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the same class or series as the Shares were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s summary capitalization table attached hereto as Schedule 1 is true and complete as of November 1, 2011.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the same class or series as the Shares any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification or recapitalization of the outstanding shares of the same class or series as the Shares; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the same class and series as the Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the same class and series as the Shares will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information requested by Holder that is reasonably necessary to enable the Holder to comply with the Holder’s accounting or reporting requirements.

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain incidental, or “Piggyback,” registration rights pursuant to and as set forth in the Second Amended and Restated Investor Rights Agreement, dated April 6, 2010, by and among the Company and the persons and entities listed on Exhibit A thereto, as such is amended from time to time (the “Investor Rights Agreement”). The provisions set forth in the Investor Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver does not affect the Shares in a manner that is materially and adversely different than the effect that such amendment, modification, or waiver has generally on the rights, preferences, privileges or restrictions of the other shares of the same series or class as the Shares granted to the Holder (without taking into account the particular circumstances of the Holder). Holder agrees that the Shares shall be subject to the restrictions on transfer as set forth in Section 2.8 of the Investor Rights Agreement and the market stand-off agreement in Section 2.10 of the Investor Rights Agreement.

3.4 No Shareholder Rights. Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant is being, and the securities to be acquired upon exercise of this Warrant by the Holder will be, acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. The Holder is aware of the Company’s business affairs and financial condition as of the Issue Date and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the earlier to occur of (a) Expiration Date or (b) upon an Acquisition with respect to which a request has been duly made by the Company in accordance with Section 1.6.2(A) or Section 1.6.2(C).

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT FOR AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO OXFORD FINANCE LLC DATED AS OF APRIL 30, 2012 MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any “affiliate” (as such term is defined in Regulation D promulgated under the Act) of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of an exemption to registration under Rule 144, including without limitation, the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. After receipt by Holder of the executed Warrant, Oxford may transfer all or part of this Warrant to one or more of Oxford’s affiliates (each, an “Oxford Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Oxford, any such Oxford Affiliate and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, the Oxford Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable) and any such transferee agrees to be bound by the terms of this Warrant. The Company may refuse to transfer this Warrant or the Shares to any person or entity who directly competes with the Company, as determined by the Company in its good faith business judgment, unless, in either case, the stock of the Company is publicly traded. Any transferee shall take this Warrant subject to all provisions and restrictions contained herein.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Oxford Finance LLC

133 N. Fairfax Street

Alexandria, VA 22314

Attn: Legal Department

Telephone: (703) 519-4900

Facsimile: (703) 519-5225

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

ACHAOGEN, INC.

7000 Shoreline Ct., Suite 371

S. San Francisco, California 94080

Attn: Chief Operating Officer

Telephone: (650) 260-3133

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Balance of Page Intentionally Left Blank]

“COMPANY”

ACHAOGEN, INC.

By:	/s/ John C. Doyle

Name:	John C. Doyle. Jr.
(Print)
Title:	Chief Operating Officer

“HOLDER”

OXFORD FINANCE LLC

By:	/s/ Mark Davis

Name:	Mark Davis
(Print)
Title:	Vice President - Finance, Secretary & Treasurer

Oxford Finance LLC

Warrant (Term A Loan (2))

SCHEDULE 1

CAPITALIZATION TABLE

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series                  Preferred [strike one] Stock of ACHAOGEN, INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                  of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Oxford Finance LLC hereby sells, assigns and transfers unto

Name:	[OXFORD TRANSFEREE]
Address:

Tax ID:

that certain Warrant to Purchase Stock issued by ACHAOGEN, INC. (the “Company”), on April 30, 2012 (the “Warrant”) together with all rights, title and interest therein.

OXFORD FINANCE LLC

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, OXFORD TRANSFEREE makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

OXFORD TRANSFEREE

By:

Name:

Title: